Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the caption "Financial Highlights" in the Columbia Tax-Managed Growth Fund II Class A, B and C Shares Prospectus and the Class Z Shares Prospectus and in the introduction and under the caption "Independent Registered Public Accounting Firm of the Funds" in the Statement of Additional Information in Post-Effective Amendment Number 77 to the Registration Statement (Form N-1A, No. 2-41251) of Columbia Funds Trust I and to the incorporation by reference of our report dated December 9, 2003 on Columbia Tax-Managed Growth Fund II included in the Annual Report to Shareholders for the fiscal year ended October 31, 2003.



                                                              ERNST & YOUNG LLP



Boston, Massachusetts
February 22, 2005